Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-170406) and related Prospectus of Limited Brands, Inc. for the registration of debt and equity securities under a universal shelf registration and to the incorporation by reference therein of our reports dated March 18, 2011, with respect to the consolidated financial statements of Limited Brands, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Limited Brands, Inc., included in its Annual Report (Form 10-K) for the year ended January 29, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Columbus, Ohio

March 21, 2011